EXHIBIT (d.2)

                                   Schedule A
                                   ----------


Advisory Fee for Class I Series:
--------------------------------

0.27% per annum of the aggregate net assets of the Class I Series less than or equal to $1.7B plus
0.15% per annum of the aggregate net assets of the Class I Series between $1.7B and $7B plus
0.12% per annum of the aggregate net assets of the Class I Series between $7B and $10B plus
0.08% per annum of the aggregate net assets of the Class I Series in excess of $10B

Initial Funds:
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Australia WEB WEB Index Series
Austria WEB WEB Index Series
Belgium WEB Index Series
Canada WEB Index Series
EMU WEB Index Series*
France WEB Index Series
Germany WEB Index Series
Hong Kong WEB Index Series
Italy WEB Index Series
Japan WEB Index Series
Malaysia (Free) WEB Index Series
Mexico (Free) WEB Index Series
Netherlands WEB Index Series
Singapore (Free) WEB Index Series
Spain WEB Index Series
Sweden WEB Index Series
Switzerland WEB Index Series
United Kingdom WEB Index Series
United States WEB Index Series*

Advisory Fee for Class II Series:
---------------------------------
0.50% per annum per series on per series assets less than or equal to $100M plus 0.28% per annum per series on per series assets between $100M and $400M plus 0.22% per annum per series on per series assets between $400M and $600M plus 0.15% per annum per series on per series assets greater than $600M

Class II Series*:
-----------------

Brazil (Free) WEB Index Series
Greece WEB Index Series
Indonesia (Free) WEB Index Series
Korea WEB Index Series
Portugal WEB Index Series
South Africa WEB Index Series
Thailand (Free) WEB Index Series
Taiwan WEB Index Series
Turkey WEB Index Series

*        New Series added October 19, 1999.